Exhibit 99.1

GrowLife, Inc. Announces Results from Annual Stockholder Meeting, Where More Than 90 Percent of Shares Voted

KIRKLAND, Wash. -- GrowLife, Inc. (OTCQB: PHOT) (“GrowLife” or the “Company”), one of the nation’s most recognized indoor cultivation product and service providers, today announced that it held its Annual Meeting of Stockholders on December 6, 2018. At the meeting, more than 90 percent of shares were voted and all items put forward by management were passed by a majority vote.

“Yet again, I am honored by our shareholders’ enthusiasm and the trust they have bestowed in our management team. This was demonstrated by the overwhelming participation and the passage of all proposed motions,” said GrowLife CEO Marco Hegyi. “We have one of the largest shareholder bases in our entire industry and to have so much support for our vision of continued expansion is beyond encouraging. We had a significant majority of shareholders approve the motions put forth, including a prospective reserve split in shares enabling our company to seek more high-quality investment in the future.

The result of this meeting, combined with GrowLife’s recently closed rights offering that allowed the company to raise approximately $2,500,000, will support our growth through continued acquisitions, strengthening our financial health, and funding our commitment to research and development on products that deliver on our value proposition. We are committed to helping lower the operating costs for our customers while increasing our value for shareholders. Next year is shaping up to be one of the most important for GrowLife, with new commercial products, such as our vertical grow system, set to hit the market. We will also be expanding our recently acquired EZ-Clone business.”

GrowLife recently announced several company milestones, including: the appointment of industry veteran William Blackburn as President of product development division, GrowLife Innovations; the closing of its rights offering funding; the acquisition of leading cannabis propagation company EZ-Clone; exhibition at the world’s largest cannabis conference MJ Biz Con; and coverage on CNBC.

For more information on the shareholder meeting, read GrowLife’s December 10, 2018, 8k SEC filing.

For more information about GrowLife, including the CEO’s most recent video statement, visit the company’s website. Products can be purchased at ShopGrowLife.com. in the US and GrowLifeHydro.ca/ in Canada.

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About GrowLife, Inc.

GrowLife, Inc. (PHOT) aims to become the nation’s largest cultivation service provider for cultivating organics, herbs and greens and plant-based medicines. Our mission is to help make our customers successful. Through a network of local representatives covering the United States and Canada, regional centers and its e-Commerce team, GrowLife provides essential goods and services including media, industry-leading hydroponics and soil, plant nutrients, and thousands of more products to specialty grow operations. GrowLife is headquartered in Kirkland, Washington and was founded in 2012.

Public Relations Contact:

CMW Media
Cassandra Dowell, 858-264-6600
cassandra@cmwmedia.com
www.cmwmedia.com

Investor Relations Contact:
investors@growlifeinc.com
206-483-0059